Exhibit 10.9

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (hereinafter referred to as the "Agreement") is made and effective this January 1, 2012, by and between Intelligent Highway Solutions, Inc. (hereinafter referred to as the "Company") and Philip D Kirkland (hereinafter referred to as the "Executive").

NOW, THEREFORE, the parties hereto agree as follows:

1. Employment.
Company hereby agrees to initially employ Executive as its Chief Financial Officer and Executive hereby accepts such employment in accordance with the terms of this Agreement and the terms of employment applicable to regular employees of Company. In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable to regular employees, the terms of this Agreement shall control. Election or appointment of Executive to another office or position, regardless of whether such office or position is inferior to Executive's initial office or position, shall not be a breach of this Agreement.

2. Duties of Executive.
The duties of Executive shall include the performance of all of the duties typical of the office held by Executive as described in the bylaws of the Company and such other duties and projects as may be assigned by a superior officer of the Company, if any, or the board of directors of the Company. Executive shall devote his entire productive time, ability and attention to the business of the Company and shall perform all duties in a professional, ethical and businesslike manner. Executive will not, during the term of this Agreement, directly or indirectly engage in any other business, either as an employee, employer, consultant, principal, officer, director, advisor, or in any other capacity, either with or without compensation, without the prior written consent of Company. In addition to the duties described herein,

3. Compensation.

Executive will be paid compensation during this Agreement as follows:

(a)    As compensation for services hereunder, during the Initial Term, Employer shall pay to Executive an annual base salary of $50,000 (the "Base Salary"). Executive's performance shall be reviewed annually and based upon such review; his Base Salary shall be subject to increase from time-to-time in accordance with the recommendations of the Intelligent Highway Solutions, Inc.

The Base Salary shall be paid in accordance with the standard payroll payment practices of Employer in effect from time to time.

(b) The Executive shall be entitled to participate in the annual incentive program, subject to terms of the provisions of such program as established by Employer from time-to-time.

(c) The Executive shall also be eligible to receive annual grants under the Intelligent Highway Solutions, Inc. Omnibus Stock Incentive Plan ("Omnibus Plan") and any successor thereto. Such grants may include stock option grants, restricted stock grants and deferred share grants for the number of shares, at a price and on terms and conditions then determined by the Intelligent Highway Solutions, Inc. Compensation Committee. Such Omnibus Plan may also include long-term incentive grants, such as performance shares or units or stock appreciation rights, as approved by the Intelligent Highway Solutions, Inc. Compensation Committee.

(d) The Executive shall be eligible for participation in the Intelligent Highway Solutions, Inc. Deferred Compensation Plan for Management Employees which may include one or more of the following: (i) voluntary deferrals of salary or bonus, (ii) Employer contributions otherwise limited under the Employer's qualified retirement plans on account of limits imposed by the Internal Revenue Code, and (iii) a supplemental retirement contribution.

(e) Executive shall be eligible to participate in other executive and employee benefit plans, and arrangements as Employer may have or establish from time to time. The foregoing, however, shall not be construed to require Employer to establish any such plan, program or arrangement or prevent the modification or termination of any such plan, program or arrangement once established. Any tax liability which these additional fringe benefits and prerequisites create for the Executive will be the sole responsibility of the Executive.

(f) Executive's annual vacation benefits shall be a minimum 3 weeks, but such benefits may be increased if Executive is eligible for additional benefits in accordance with Employer's regular vacation plan applicable to executives and other salaried employees.

(g) Executive shall be entitled to be reimbursed in accordance with the policies of Employer, as adopted and amended from time to time, for all reasonable and necessary expenses incurred by Executive in connection with the performance of Executive's duties of employment hereunder; provided, however, Executive shall, as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reimbursement policies from time to time adopted by Employer.

(h) The salary and benefits set forth in this Section 3 shall be the only compensation payable to Executive with respect to his employment, and Executive shall not be entitled to receive any compensation in addition to that set forth herein for any services provided by Executive in any capacity to Employer or any of its affiliates unless agreed to by Employer or such affiliate.

(i) Employer may deduct from each payment of salary and other benefits hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

(j) Holidays. Executive will be entitled to at least 11 paid holidays each calendar year and 21 days. Company will notify Executive on or about the beginning of each calendar year with respect to the holiday schedule for the coming year. Personal holidays, if any, will be scheduled in advance subject to requirements of Company. Such holidays must be taken during the calendar year and cannot be carried forward into the next year. Executive is not entitled to any personal holidays during the first six months of employment.

(k) Sick Leave. Executive shall be entitled to sick leave and emergency leave according to the regular policies and procedures of Company. Additional sick leave or emergency leave over and above paid leave provided by the Company, if any, shall be unpaid and shall be granted at the discretion of the board of directors.

(l) Medical and Group Life Insurance. Company agrees to include Executive in the group medical and hospital plan of Company and provide group life insurance for Executive at no charge to Executive, Executive shall be responsible for payment of any federal or state income tax imposed upon these benefits.

(m) Automobile. Company will provide to Executive the use of an automobile and/or a monthly allowance of $2500 of Executive's choice. In the event the Executive chooses the option to have the Company provide the automobile, the Company will pay all automobile operating expenses incurred by Executive in the performance of an Executive's company duties. Company will procure and maintain in force an automobile liability policy for the automobile with coverage, including Executive, in the minimum amount of $1,000,000 combined single limit on bodily injury and property damage.

5. Term and Termination.

A. The Initial Term of this Agreement shall commence on January 1, 2012 and it shall continue in effect for a period of three (3) YEARS. Thereafter, the Agreement shall be renewed upon the mutual agreement of Executive and Company. This Agreement and Executive's employment may be terminated at Company's discretion during the Initial Term, provided that Company shall pay to Executive an amount equal to payment at Executive's base salary rate for the remaining period of Initial Term, plus an amount equal to one-hundred percent (100%) of Executive's base salary. In the event of such termination, Executive shall not be entitled to any incentive salary payment or any other compensation then in effect, prorated or otherwise.

B. This Agreement and Executive's employment may be terminated by Company at its discretion at any time after the Initial Term, provided that in such case, Executive shall be paid of Executive's then applicable base salary. In the event of such a discretionary termination, Executive shall not be entitled to receive any incentive salary payment or any other compensation then in effect, prorated or otherwise.

C. This Agreement may be terminated by Executive at Executive's discretion by providing at least thirty (30) days prior written notice to Company. In the event of termination by Executive pursuant to this subsection, Company may immediately relieve Executive of all duties and immediately terminate this Agreement, provided that Company shall pay Executive at the then applicable base salary rate to the termination date included in Executive's original termination notice.

D. In the event that Executive is in breach of any material obligation owed Company in this Agreement, habitually neglects the duties to be performed under this Agreement, engages in any conduct which is dishonest, damages the reputation or standing of the Company, or is convicted of any criminal act or engages in any act of moral turpitude, then Company may terminate this Agreement upon five (5) days notice to Executive. In event of termination of the agreement pursuant to this subsection, Executive shall be paid only at the then applicable base salary rate up to and including the date of termination. Executive shall not be paid any incentive salary payments or other compensation, prorated or otherwise.

E. In the event Company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets, this Agreement shall not be terminated and Company agrees to use its best efforts to ensure that the transferee or surviving company is bound by the provisions of this Agreement.

6. Notices.
Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

If to Company:

Intelligent Highway Solutions, Inc.
8 Light Sky Ct.
Sacramento, Ca, 95828

If to Executive:

7. Final Agreement.
This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

8. Governing Law.
This Agreement shall be construed and enforced in accordance with the laws of the state of California.

9. Headings.
Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

10. No Assignment.
Neither this Agreement nor any or interest in this Agreement may be assigned by Executive without the prior express written approval of Company, which may be withheld by Company at Company's absolute discretion.

11. Severability.
If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

12. Arbitration.
The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in California or such other place as may be mutually agreed upon by the parties. Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act as arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the arbitrator's expenses and administrative fees of arbitration.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Devon Jones
Company Signature/Title/Date

/s/ Phillip Kirkland
Executive Signature